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                                                        EXHIBIT 4.02

                       AMENDMENT NO. 1 TO NOTE AGREEMENT


                 THIS AGREEMENT, entered into as of December 31, 1991, by and between THE PRUDENTIAL INSURANCE COMPANY OF AMERICA ("Prudential") and NASHUA CORPORATION (the "Company").


                              W I T N E S S E T H:


                 WHEREAS, the parties hereto have executed and delivered that certain Note Agreement, dated as of September 13, 1991 (the "Note Agreement");

                 WHEREAS, Prudential is the holder of 100% of the Notes issued under the Note Agreement; and

                 WHEREAS, the parties hereto wish to amend certain terms of the Note Agreement.

                 NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. Amendment of Paragraph 6H of the Note Agreement. Clause (iii) of paragraph 6H of the Note Agreement is hereby amended and restated as follows:

         "(iii) Investments in

                 (a) commercial paper issued by any Person organized under the laws of the United States or any state thereof and rated "P-1" or higher by Moody's Investors Service, Inc. or "A-1" or higher by Standard & Poor's Corporation;

                 (b) certificates of deposit issued by any bank (i) organized under the laws of the United States or any state thereof, (ii) the deposits of which are insured by the Federal Deposit Insurance Corporation and (iii) having combined capital and surplus aggregating in excess of Five Hundred Million Dollars ($500,000,000);

                 (c) marketable direct obligations of, or obligations unconditionally guaranteed by, the United States government or any agency thereof;


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                 (d) Investments issued by any Person organized under the laws of the United States or any state thereof rated "MIG-1" or "VMIG-1" by Moody's Investors Services, Inc. or "SP-1" by Standard & Poor's Corporation;

                 (e) Investments issued by any Person organized under the laws of the United States or any state thereof rated "MIG-2" or "VMIG-2" by Moody's Investors Services, Inc. or "SP-2" by Standard & Poor's Corporation; provided, that the aggregate book value of Investments made by the Company and its Subsidiaries pursuant to this clause (e) shall not at any time exceed 20% of the book value of the aggregate Investments made by the Company and its Subsidiaries pursuant to all of subparagraph (iii); and

                 (f) municipal securities issued by any Person organized under the laws of the United States or any state thereof which are unrated or are rated below "MIG-2" or "VMIG-2" by Moody's Investors Services, Inc. or below "SP-2" by Standard & Poor's Corporation; provided, that the obligation of the issuer thereof to make timely payment thereunder is secured by an irrevocable stand-by letter of credit in an amount equal to the full amount due on the Investment and issued by a bank organized under the laws of the United States or any state thereof, which has unsecured and unenhanced public debt outstanding rated A1 or higher by Moody's Investors Services, Inc. or A+ or higher by Standard & Poor's Corporation; provided further, that the aggregate book value of Investments made by the Company and its Subsidiaries pursuant to this clause (f) shall not at any time exceed 15% of the book value of the aggregate Investments made by the Company and its Subsidiaries pursuant to all of subparagraph (iii);

provided, in each case, that such Investments are payable in the United States in United States dollars and mature with one (1) year from the date of issuance thereof; provided further, that, in the case of the Investments described in clauses (d), (e) and (f) above which grant the holder thereof the right to remarket the Investment at par, not less frequently than weekly, to the public or, in the event the Investment cannot be remarketed, to unconditionally put the Investment back to the issuer thereof at par (which repurchase obligation of the issuer is secured by a stand-by letter of credit of the type described in the first proviso to clause (f) above), such Investments may mature beyond one year from the date of issuance."

2. Effective Date. The terms of Section 1 of this Agreement shall be effective as of October 1, 1991.

3.    Miscellaneous.

(a)   Capitalized terms not otherwise defined herein shall have the meanings


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ascribed thereto in the Note Agreement.

         (b) On and after the date hereof, each reference in the Note Agreement and the Notes issued thereunder shall mean and be a reference to the Note Agreement as amended by This Agreement.

         (c) The Note Agreement, as amended by this Agreement, is and shall continue to be in full force and effect and is hereby in all respects ratified and confirmed.

         (d) This Agreement may be executed in any number of counterparts and by any combination of the parties hereto in separate counterparts, each of which counterparts shall be an original and all of which taken together shall constitute one and the same Agreement.


         IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to set their hands below as of the day and year first above written.


                                     THE PRUDENTIAL INSURANCE COMPANY
                                         OF AMERICA



                                     By: Charles E. Mather
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                                            Title:  Second Vice President



                                     NASHUA CORPORATION


                                     By: Daniel M. Junius
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                                            Title:  Treasurer